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                                                                      Exhibit 11

                 Statement Re Computation of Per Share Earnings

Primary earnings per share were calculated as follows:

                                                            Three Months Ended      Six Months Ended
                                                               June 30,                  June 30,
                                                               --------                  --------
                                                          1996        1995          1996         1995
                                                          ----        ----          ----         ----
                                                                         In Thousands
                                                                   Except per share amounts

Net income                                              $ 4,987     $ 5,377        $10,842       $11,596
========================================================================================================

Average shares of common stock outstanding               11,555      11,480         11,536        11,473

Add: Net shares assumed to be issued for
      dulitive stock options                                340         305            306           294
- --------------------------------------------------------------------------------------------------------

Average shares of common stock and common
stock  equivalents outstanding                           11,895      11,785         11,842        11,767
========================================================================================================

Earnings per share of common stock and
common stock equivalents                                $  0.42     $  0.46        $  0.92        $ 0.99
========================================================================================================

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